EXHIBIT 99.1

GENCORP

News Release

Investor Contact:	Yasmin Seyal senior vice president & chief financial officer 916-351-8585

Press Contact:	Linda Beech Cutler vice president, corporate communications 916-351-8650

For Immediate Release

GenCorp Announces $14.9 Million Real Estate Transaction

Sacramento, CA.,—July 24, 2003 — GenCorp Inc. (NYSE: GY) announced today that its Aerojet subsidiary is selling a 96,000 square foot office complex on approximately 11 acres in Sacramento County for $14.9 million. The office complex is under a recently renewed, long-term lease with the State of California’s Department of Corrections, and is located adjacent to Aerojet’s Sacramento campus. The buyer is a private real estate investor from San Francisco with other real estate holdings in Sacramento. The transaction is expected to close in August 2003.

“One of GenCorp’s key strategic objectives is to monetize our real estate assets when we can realize optimal values,” said Terry Hall, president and chief executive officer of GenCorp. “This transaction, as well as the joint venture recently announced with Panattoni Development Company, represent the first of several potential opportunities consistent with this objective.”

The property is part of the 2,600 acres of land removed from the Aerojet SuperFund site designation in 2002. It is located along Highway 50, between Rancho Cordova and Folsom, California.

“We are seeing demand for real estate opportunities in the Highway 50 corridor area of Sacramento,” said Bill Purdy, president of GenCorp Real Estate. “Aerojet’s land holdings, which total nearly 20 square miles are ideally situated to meet the projected development demand for the area.”

GenCorp is a global, technology-based manufacturer with leading positions in automotive, aerospace and defense and pharmaceutical fine chemical industries. For more information on GenCorp visit the Company’s web site at http://www.GenCorp.com.

###